Exhibit 99.1

THE STRIDE RITE CORPORATION	January 11, 2007
NEWS RELEASE	FOR IMMEDIATE RELEASE

CONTACT: Frank A. Caruso, Chief Financial Officer – (617) 824-6611

STRIDE RITE REPORTS RECORD SALES AND HIGHER

EARNINGS FOR FOURTH QUARTER AND FULL YEAR

Lexington, MA, January 11, 2007 – The Stride Rite Corporation (NYSE: SRR) today reported record fourth quarter and fiscal year 2006 net sales. Net sales for the fourth quarter of fiscal 2006 were $151.8 million, an increase of 15% compared to the same period in the prior year. Net income for the fourth quarter totaled $0.6 million or $.02 per diluted share, compared to the net loss of $3.1 million or $.08 per diluted share in the fourth quarter of 2005.

The fourth quarter of 2006 included $9.7 million of Robeez net sales for the thirteen weeks subsequent to the September 5, 2006 acquisition date.

For the full year of fiscal 2006, net sales were $706.8 million, an increase of 20% from the net sales of $588.2 million in fiscal 2005. Net income for the full year of fiscal 2006 totaled $34.3 million, an increase of 40% from the $24.6 million reported in fiscal 2005. On a diluted basis, earnings per share were $.92 compared to $.66 in fiscal 2005. The prior year includes eleven weeks of Saucony results from the date of acquisition, September 16, 2005.

The fourth quarter of 2006 includes a pre-tax expense of $0.9 million related to the write-up of inventory purchased in the Robeez acquisition. In addition, the current year quarter includes pre-tax acquisition related integration expenses of $0.5 million related to Saucony and Robeez.

The fiscal 2006 full year financial results include pre-tax expenses of $3.5 million related to the flow through of the write-up of inventory purchased in the Saucony and Robeez acquisitions as required by GAAP. In addition, the fiscal 2006 results include pre-tax acquisition-related integration expenses of $3.4 million for Saucony and Robeez.

Excluding acquisition-related integration costs and the Robeez inventory write-up, net income would have been $1.5 million for the fourth quarter of fiscal 2006, while diluted earnings per share would have been $.04. Excluding acquisition-related integration costs and the Saucony inventory write-up, net income would have been $ 0.5 million for the fourth quarter of fiscal 2005, while diluted earnings per share would have been $.01. See the section entitled “Non-GAAP Pro Forma Financial Measures” and the “Reconciliation of Non-GAAP Measures” provided in this release for additional information regarding these Non-GAAP Measures.

Excluding acquisition-related integration costs and the flow through of the inventory write-ups, net income would have been $38.4 million for fiscal 2006, while diluted earnings per share would have been $1.03. This compares to net income of $28.6 million and $.77 diluted earnings per share in the prior year, excluding acquisition-related integration costs and the flow through of the inventory write-up. See the section entitled “Non-GAAP Pro Forma Financial Measures” and the “Reconciliation of Non-GAAP Measures” provided in this release for additional information regarding these Non-GAAP Measures.

1

Beginning with fiscal 2006, the Company adopted SFAS No. 123(R), “Share-Based Payment”, the impact of which increased pre-tax expenses by approximately $0.9 million for the fourth quarter and $3.2 million for the 2006 full year.

David Chamberlain, Chairman and CEO of Stride Rite, commented “We made significant progress in a number of key areas in 2006.

The Stride Rite Children’s Group’s full year sales increased 7%, with retail store comps up 3.4%. Our strategy of developing excellent product for our wholesale partners and company-owned retail stores is working well. This year we added a net 29 new stores, for a total of 318 stores, including 15 Saucony doors. We plan to open 5%-10% new stores to our base in 2007. We expect continued progress in our total children’s business.

We made solid progress on Keds in 2006. While the year was down 11%, the fourth quarter was up 1%. We significantly expanded our retail distribution in desirable accounts not previously available to the brand. The younger product line is enjoying strong sell-through in a number of accounts. The classic white and more mature product continues to be the area of challenge. We expect spring 2007 will reflect this continued transition, with sales for spring being relatively flat and fall above last year.

Sperry Top-Sider was up 20% for the year and has been a consistently strong performer with expanded product offerings and broadened retail distribution. We expect this momentum to continue into fiscal 2007.

Saucony continues to enjoy success and market share growth in the specialty run business. The initial reactions to our technical product for 2007 have been very positive. We anticipate growth in this market. We are updating and broadening our product offerings of the less technical and athletic lifestyle products. This should contribute to growth in the second half in the sporting goods and national chain channels.

The Tommy Hilfiger Division footwear sales declined 9% in the fourth quarter, significantly less than the 28% decline for the year. We are hopeful that this business, which we license, is beginning to stabilize under the new ownership. We expect the improved fourth quarter trend to continue into 2007.

International sales were strong in fiscal 2006, helped significantly by the addition of Saucony. Saucony has a solid technical running business in Canada and Europe. We believe the international markets offer a significant opportunity for growth for The Stride Rite Corporation. In 2007 we will begin to make investments in Europe behind Saucony, Keds, and Sperry Top-Sider. International should have a solid 2007.

We completed the acquisition of Robeez on September 5, 2006. Robeez enjoys a leadership position in the Age 0-3 soft soled shoe market. We believe it has upside growth opportunities both domestically and internationally.

For fiscal year 2007, we are projecting sales growth of 5% to 8% and earnings per share of $1.10-$1.15, excluding any additional costs related to the Robeez acquisition. This assumes reasonable economic and retail conditions continue.”

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NET SALES HIGHLIGHTS PER SEGMENT:

•	Net sales for the quarters ended December 1, 2006 and December 2, 2005:

The Stride Rite Corporation

Net Sales (in thousands)

	Fourth Quarter
	2006	2005	Percent Change
	(Unaudited)
Stride Rite Children's Group—Wholesale	$18,082	$16,678	8%
Stride Rite Children's Group—Retail	52,304	47,594	10%

Stride Rite Children's Group—Combined	70,386	64,272	10%

Keds	13,893	13,812	1%
Sperry Top-Sider	15,281	13,221	16%
International (includes Saucony)	15,200	15,780	(4)%
Saucony Domestic (includes Hind)	17,949	16,655	8%

Other Wholesale—Combined	62,323	59,468	5%

Tommy Hilfiger Adult	12,868	14,148	(9)%

Robeez	9,748	—	n/a

Intercompany Eliminations	(3,514)	(6,193)	n/a

Total	$151,811	$131,695	15%

•	Net sales for the fiscal years ended December 1, 2006 and December 2, 2005:

The Stride Rite Corporation

Net Sales (in thousands)

	Fiscal Year
	2006	2005	Percent Change
	(Unaudited)
Stride Rite Children's Group—Wholesale	$84,840	$90,926	(7)%
Stride Rite Children's Group—Retail	202,562	177,209	14%

Stride Rite Children's Group—Combined	287,402	268,135	7%

Keds	112,936	126,574	(11)%
Sperry Top-Sider	88,246	73,817	20%
International (includes Saucony)	79,529	42,665	86%
Saucony Domestic (includes Hind)	89,277	16,655	436%

Other Wholesale—Combined	369,988	259,711	42%

Tommy Hilfiger Adult	53,949	75,015	(28)%

Robeez	9,748	—	n/a

Intercompany Eliminations	(14,332)	(14,697)	n/a

Total	$706,755	$588,164	20%

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•	Total Stride Rite Children’s Group net sales increased 10% in the fourth quarter and 7% for the full year compared to the comparable periods in fiscal 2005.

-	Stride Rite Children’s Group-Wholesale net sales increased 8% for the quarter although down 7% for the full year compared to fiscal 2005. The sales decrease for the year was principally in the department store channel and certain licensed partner accounts.

-	Net sales of the Stride Rite Children’s Group-Retail division increased 10% in the fourth quarter and 14% for the full year versus the 2005 results. Sales at comparable Children’s Group retail stores (open 52 weeks in each fiscal year) increased 2.5% for the fourth quarter and 3.4% for the full year of fiscal 2006.

•	Net sales in the Keds division increased 1% for the fourth quarter compared to the same period in the prior year. For the year, Keds sales declined 11% as the increased sales to premier specialty retail accounts did not offset the sales declines of core products in the mid-tier and value retailers.

•	Sperry Top-Sider net sales increased 16% for the fourth quarter and 20% for the full year on strong sales of men’s and women’s products, across most retail channels.

•	Saucony domestic wholesale net sales were $17.9 million for the fourth quarter and $89.3 million for the full year. The sales results reflect the continued emphasis on technical run product and success in the specialty run retail channel.

•	International net sales increased 86% for the full year compared to fiscal 2005, due primarily to the addition of Saucony. Saucony sales were particularly strong in Canada and Europe. Sales for the fourth quarter declined 4%, due primarily to lower sales of Tommy Hilfiger in Latin America.

•	Net sales of Tommy Hilfiger men’s and women’s products decreased 9% for the fourth quarter and 28% for the full year, with sales declines due to a reduction in the department store customer base combined with fewer closeout sales.

•	Robeez net sales for the fourth quarter of 2006 were $9.7 million for the 13 weeks subsequent to the September 5, 2006 acquisition date.

OTHER FINANCIAL HIGHLIGHTS:

•	Excluding the non-cash impacts of the Robeez inventory write-up in 2006 and the Saucony inventory write-up in 2005, the fourth quarter gross profit percentage of 39.6%, increased 1.3 percentage points compared to the same period in the prior year. For the quarter, the improvement primarily related to fewer closeout sales and increased company-owned retail store sales.

•	The full year gross profit rate of 41.3%, excluding the Robeez and Saucony inventory write-ups, was 1.4 percentage points higher than fiscal 2005. For the year, the primary improvement related to increased gross profit margins in Sperry Top-Sider and our International business.

4

•	Operating expenses increased 15% for the fourth quarter and 23% for the full year versus the comparable periods in the prior year. As planned, the major operating cost increases were related to Saucony and Robeez expenses, the Stride Rite Children’s Group-Retail store expansion and higher advertising costs in Sperry Top-Sider. Also contributing to the increase in operating expenses were integration costs and the impact of adopting SFAS No. 123(R), “Share-Based Payment”.

•	For the fourth quarter, operating income of $2.1 million increased $7.0 million compared to last year’s fourth quarter operating loss. For the full year, operating income of $53.4 million increased 42%.

•	Accounts receivable increased 19% versus the comparable period last year due primarily to the addition of Robeez and higher sales in the last month of the quarter. DSO of 41 days was 2 days higher compared to the same period last year.

•	Inventories of $120 million were up 3% versus the comparable period of 2005. The increase includes the addition of Robeez.

•	The Company repurchased approximately 94 thousand shares of company stock during the fourth quarter at a cost of $1.4 million. For the full year, approximately 908 thousand shares have been repurchased at a cost of $12.2 million.

COMPANY OVERVIEW & CONFERENCE CALL INFORMATION:

The Stride Rite Corporation markets the leading brand of high quality children’s shoes in the United States. Other footwear products for children and adults are marketed by the Company under well-known brand names, including Keds, PRO-Keds, Sperry Top-Sider, Robeez, Tommy Hilfiger, Saucony, Grasshoppers, Munchkin and Spot-bilt. Apparel products are marketed by the Company under the Saucony and Hind brand names. Information about the Company is available on our website – www.strideritecorp.com. The Company will provide a live webcast of its fourth quarter conference call. The live broadcast of Stride Rite's quarterly conference call will be available on the Company's website and at www.streetevents.com, beginning at 10:00AM ET on January 11, 2007. An on-line replay will follow shortly after the call and will continue through January 17, 2007. Information about the Company’s brands and product lines is available at www.striderite.com, www.keds.com, www.sperrytopsider.com, www.robeez.com, www.grasshoppers.com, www.saucony.com, and www.hind.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. These forward-looking statements, including, but not limited to, statements regarding upcoming product lines, division sales expectations, growth expectations, and sales growth for the Company, reflect our current views with respect to the future events or financial performance discussed in the release, based on management's beliefs and assumptions and information currently available. When used, the words “believe”, "anticipate", "estimate", "project", "should", "expect", ”appear” and similar expressions, which do not relate solely to historical matters identify forward-looking statements. Investors are cautioned that forward-looking statements are subject to risks, uncertainties and assumptions and are not guarantees of future events or performance, which may be affected by known and unknown risks, trends and uncertainties, and should not place undue reliance on these statements. Should one or more of these risks or uncertainties materialize, or should our assumptions prove incorrect, actual results may vary materially from those anticipated, projected or implied. Factors that may cause or contribute to such differences include, among others: international, national and local general economic, political and market conditions; our reliance on independent manufacturers in China and potential disruptions in such manufacturing caused by difficulties associated with political instability in China, the occurrence of a natural disaster or outbreak of a pandemic disease in China, labor shortages or work stoppages, and changes in duty structures; the impact of changes in the value of foreign currencies, including the Chinese Yuan; the possible failure to retain the Tommy Hilfiger footwear license or other current license agreements; the possible failure to successfully integrate the Robeez brand into the Company operations; increased leverage from the financing of our recent acquisitions; intense competition among sellers of footwear; delay in opening new stores; a decline in the volume of anticipated sales; revenues from new product lines may fall below expectations; a delay in the launch of new product lines; an inability to achieve expected results for new retail concepts; general retail sales trends may be below expectations; consumer fashion trends may shift to footwear styles not currently included in our product lines; our retail customers, including large department stores, may continue to consolidate or restructure operations resulting in unexpected store closings; and additional factors discussed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), all of which are available at the SEC’s website at www.sec.gov. We expressly disclaim any responsibility to update forward-looking statements.

NON-GAAP PRO FORMA FINANCIAL MEASURES:

This release contains certain non-GAAP financial measures, specifically non-GAAP historic and anticipated net income and diluted earnings per share, each of which excludes certain cash and non-cash charges. These non-GAAP financial measures are used by management to evaluate the Company’s historical and prospective financial performance and to indicate underlying trends in the Company’s business. Although the non-GAAP measures provided by the Company may be different from the non-GAAP measures provided by other companies, management believes that these non-GAAP financial measures provide useful information to investors because, by excluding non-cash items related to the write-up to fair value of inventory and one-time cash items related to integration costs of the Company’s recent acquisitions, it provides investors with a better understanding of the performance of the Company and allows investors to evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making. These non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The GAAP measures most directly comparable to the non-GAAP measures are net income and diluted earnings per share.

The Stride Rite Corporation

Summarized Financial Information

for the periods ended December 1, 2006 and December 2, 2005

Statements of Income

(in thousands)	Fourth Quarter		Fiscal Year
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Net sales	$151,811	$131,695	$706,755	$588,164
Cost of sales	92,508	86,643	418,076	359,179

Gross profit	59,303	45,052	288,679	228,985
Selling and administrative expenses	57,179	49,881	235,281	191,496

Operating income	2,124	(4,829)	53,398	37,489
Other income (expense), net	(1,213)	(541)	(3,783)	524

Income (loss) before income taxes	911	(5,370)	49,615	38,013
Provision for (benefit from) income taxes	283	(2,309)	15,325	13,446

Net income (loss)	$628	$(3,061)	$34,290	$24,567

Earnings (loss) per share:
Diluted	$0.02	$(0.08)	$0.92	$0.66
Basic	$0.02	$(0.08)	$0.94	$0.68
Weighted average shares outstanding:
Diluted	37,263	37,325	37,310	37,223
Basic	36,327	36,316	36,460	36,197

Balance Sheets
	2006	2005
Assets:	(Unaudited)
Cash and cash equivalents	$17,502	$33,094
Accounts receivable	75,263	63,368
Inventories	119,917	116,095
Deferred income taxes	14,293	14,211
Other current assets	16,676	23,413

Total current assets	243,651	250,181
Property and equipment, net	53,472	51,367
Goodwill	70,575	56,729
Trademarks	71,890	58,590
Other assets	18,299	19,482

Total assets	$457,887	$436,349

Liabilities and Stockholders' Equity:
Current liabilities	66,878	73,022
Long-term debt	54,200	60,000
Deferred income taxes and other liabilities	40,080	36,649
Stockholders' equity	296,729	266,678

Total liabilities and stockholders' equity	$457,887	$436,349

The Stride Rite Corporation

Reconciliation of Non-GAAP Measures

(in thousands, except per share data)

For the Quarter Ended December 1, 2006

	Reported Fourth Quarter 2006	Adjustments		Adjusted Results Fourth Quarter 2006
Net sales	$151,811			$151,811
Operating income	2,124	$1,403	(a)	3,527
Provision for income taxes	283	562	(c)	845
Net income	$628	$841	(a),(c)	$1,469
Earnings per share:
Diluted	$0.02			$0.04
Basic	$0.02			$0.04
Weighted average shares outstanding:
Diluted	37,263			37,263
Basic	36,327			36,327

For the Fiscal Year Ended December 1, 2006

	Reported Fiscal Year 2006	Adjustments		Adjusted Results Fiscal Year 2006
Net sales	$706,755			$706,755
Operating income	53,398	$6,863	(b)	60,261
Provision for income taxes	15,325	2,751	(c)	18,076
Net income	$34,290	$4,112	(b),(c)	$38,402
Earnings per share:
Diluted	$0.92			$1.03
Basic	$0.94			$1.05
Weighted average shares outstanding:
Diluted	37,310			37,310
Basic	36,460			36,460

Pro forma adjustments:

(a)	Flow through of the Robeez inventory write-up to fair value (pre-tax) $0.9 million and Saucony and Robeez integration expenses $0.5 million.

(b)	Flow through of the Saucony and Robeez inventory write-up to fair value (pre-tax) $3.5 million and integration expenses $3.4 million.

(c)	Income tax effect at the incremental rate

The Stride Rite Corporation

Reconciliation of Non-GAAP Measures

(in thousands, except per share data)

For the Quarter Ended December 2, 2005

	Reported Fourth Quarter 2005	Adjustments		Adjusted Results Fourth Quarter 2005
Net sales	$131,695			$131,695
Operating income (loss)	(4,829)	$6,164	(a)	1,335
Provision for (benefit from) income taxes	(2,309)	2,648	(c)	339
Net income (loss)	$(3,061)	$3,516	(a),(c)	$455
Earnings (loss) per share:
Diluted	$(0.08)			$0.01
Basic	$(0.08)			$0.01
Weighted average shares outstanding:
Diluted	37,325			37,325
Basic	36,316			36,316

For the Fiscal Year Ended December 2, 2005
	Reported Fiscal Year 2005	Adjustments		Adjusted Results Fiscal Year 2005
Net sales	$588,164			$588,164
Operating income	37,489	$6,281	(b)	43,770
Provision for income taxes	13,446	2,222	(c)	15,668
Net income	$24,567	$4,059	(b),(c)	$28,626
Earnings per share:
Diluted	$0.66			$0.77
Basic	$0.68			$0.79
Weighted average shares outstanding:
Diluted	37,223			37,223
Basic	36,197			36,197

Pro forma adjustments:

(a)	Flow through of the Saucony inventory write-up to fair value (pre-tax) $5.4 million and integration expenses $.8 million.

(b)	Flow through of the Saucony inventory write-up to fair value (pre-tax) $5.4 million and integration expenses $.9 million.

(c)	Income tax effect at the effective rate.